                                                                      Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months ended March 31, 1996 and 1995.


Average Shares Used in Income per Share Calculation:

                                                        Three Months Ended
                                                              March 31,
                                                     --------------------------
                                                       1996              1995
                                                     --------          --------
 Weighted average
  shares outstanding
  during the period ........................          115,815           113,884
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable ..................            3,921             5,397
  Assumed purchase of
    treasury shares ........................           (1,383)           (1,597)
                                                     --------          --------
 Weighted average shares
  used in calculation ......................          118,353           117,684
                                                     ========          ========

Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months ended March 31, 1996 and 1995.